Exhibit 10.14

July 17, 2008

Steve Lipscomb

Chief Executive Officer and President

WPT Enterprises, Inc.

5700 Wilshire Boulevard, Suite 350

Los Angeles, California 90035

Dear Steve:

This letter agreement (the “Letter Agreement”) and the attached Standard Terms & Conditions (the “STC”, and together with the Letter Agreement, the “Agreement”) set forth the agreement between WPT Enterprises, Inc. (“Producer”) and National Sports Programming, owner and operator of the Fox Sports Net programming service (“FSN”) 10201 West Pico Boulevard, Building 103, Los Angeles, California 90035, regarding the World Poker Tour television series of poker tournaments (the “Series”).  The Letter Agreement must be interpreted in conjunction with the STC and is incomplete in isolation.

1)                                    Producer will supply to FSN twenty-six (26) fully produced and broadcast quality sixty (60) minute (between forty-two minutes twenty-one seconds (42:21) and forty-four minutes twenty-one seconds (44:21) of content as determined by FSN) episodes of the Series (the “Episodes”).  The Episodes will highlight action from certain upcoming events of the World Poker Tour (“Events”) presented by Producer.  As required for the production and delivery of all Episodes, Producer will be responsible and pay for all associated costs and shall provide the production staff and all other personnel, facilities and services. Nothing in this Agreement shall restrict Producer from the production or unrestricted exploitation of World Poker Tour events and programs other than the Events and the Episodes provided for under this Agreement and FSN acknowledges that such other programs are likely to be broadcast on other networks during the Term of this Agreement.

2)                                     Producer will submit each Episode in accordance with the requirements of the STC for approval at least ten (10) days prior to such Episode’s initial telecast date as scheduled by FSN (the “Approval Schedule”). Each Episode will be of consistent quality as those produced by Producer and distributed during the 2007 Season, provided FSN acknowledges that there will be certain changes to the presentation of the Episodes.

3)                                     Producer will submit each approved Episode at least five (5) business days prior to such Episode’s scheduled initial telecast date in accordance with the requirements of the STC (the “Delivery Schedule”).

4)                                     Producer will receive four (4) thirty-second (:30) units of commercial inventory (the “Ad Time”) in the Initial Telecast and the Re-Telecast (as such terms are defined below) of each Episode.  Producer shall have the right to include billboards, in-show sponsorships and entitlements in each Episode (“Integrations”).  The Ad Time and Integrations are subject to the terms of the Agreement including the STC.  FSN acknowledges that Producer intends to include certain .net poker tutorial website (“Tutorial Sites”) sponsorships as part of its Integrations and that the ability to include such Integrations constitute essential components of Producer’s benefit under this Agreement.  Notwithstanding FSN’s approval rights set forth in Sections 1 & 2 of the STC, FSN shall not use such approval rights to extract commercial benefit for itself (e.g., refuse to approve an Integration unless a sponsor purchases ad time on the network).  FSN further acknowledges and agrees that in the event that the FSN Guidelines, requirements or policies change so as to preclude all Tutorial Site Integrations as currently contemplated under this Agreement, FSN’s exclusive rights during the Exclusive Period (as defined in Section 7) shall become non-exclusive rights.  Without limiting the foregoing, if Producer desires to include references within the Episodes (e.g., Integrations) or the Ad Time to a Tutorial Site or other poker-related website (collectively, “Websites”) then:

a.                                       Producer shall notify FSN as far in advance as possible to allow FSN to review any Websites to determine if they meet FSN’s requirements.  Producer acknowledges that all Websites must meet FSN’s requirements, as they may change from time to time, as determined by FSN in its sole discretion, at all times during the Broadcast Period; provided, however, FSN agrees that such requirements shall be applied in a good faith manner and consistent with similar network programming.

b.                                      Neither any Website, the Episodes nor the Ad Time shall contain any reference, whether written or otherwise, to any entity, party or website (including, without limitation, any WPTE owned, controlled, affiliated and/or operated website or any website owned by any parent or affiliated entity of WPTE or under common control with WPTE or any third party website) that aids, abets, facilitates, promotes, provides an advertisement for and/or enables any form of wagering/gambling in the Territory (as defined below) or conducts or facilitates any activity that is in violation of any United States Federal, state or local law, rule or regulation.

c.                                       Any Website appearing or referenced in any Episode or in the Ad Time shall not aid, abet, facilitate, promote, provide an advertisement for or otherwise enable any wagering/gambling activities and does not and will not “link,” directly or indirectly, to or otherwise direct a viewer to any other website that enables wagering/gambling activities in the Territory.

d.                                      The Episodes and the Ad Time shall not in any way aid, abet, facilitate, promote or otherwise enable any wagering/gambling activities (e.g., by making any references to any online wagering/gambling site or by providing a telephone number to a wagering/gambling business, etc.).

5)                                     FSN will use commercially reasonable efforts to clear the Initial Telecast, the Re-Telecast and the Additional Telecasts of each Episode in a minimum of 50 million homes (the “Clearance Threshold”) in accordance with the terms of the STC. As used in this Agreement, “commercially reasonable efforts” shall not mean that FSN is relieved of its clearance or time placement obligations to Producer in order to take commercial advantage of the clearance and time slots anticipated for airing of the Episodes (e.g., deal shopping).

6)                                      FSN will use commercially reasonable efforts to initially clear each Episode (the “Initial Telecast”) on a Sunday between 6:00 PM and 10:00 PM (local time) (the “Timeslot”) and a repeat clearance within seven (7) days of the Initial Telecast (the “Re-Telecast”) in accordance with the terms of the STC.  In addition, FSN will use commercially reasonable efforts to distribute each Episode at least two (2) additional times within one (1) year of the Initial Telecast (the “Additional Telecasts”) in accordance with the terms of the STC.

7)                                      Notwithstanding anything to the contrary set forth in the STC, Producer shall not be required to pay a distribution fee for distribution of the Series.

8)                                      FSN is hereby granted the following Telecast (as defined in the STC) rights:

Exclusive rights to each Episode in the United States and its territories, possessions, commonwealths and military installations (the “Territory”), from the period beginning the date of this Agreement and ending on the earlier of (a) the one year anniversary of the Initial Telecast of such Episode on the FSN programming service and (b) the date fifteen (15) months after Producer’s delivery of such approved Episode to FSN  (the “Exclusive Period”) and the non-exclusive rights ending on the earlier of (i) the three year anniversary of the Initial Telecast of the final Episode on the FSN programming service and (ii) the date thirty-nine (39) months after Producer’s delivery of the final approved Episode to FSN (including the Exclusive Period, the “Broadcast Period”). Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to distribute separate and distinct Spanish-language productions (i.e., unique footage and not just dubs of the Episodes into Spanish) of action from the Events in the Territory via Telecast and otherwise beginning two (2) weeks after the Initial Telecast of the final Episode on the FSN programming service.

In addition to FSN’s Telecast rights, FSN may distribute portions of the Episodes not to exceed two (2) minutes for any single clip or three (3) minutes in the aggregate from any Episode online without territorial restriction solely for purposes of promoting FSN’s distribution of the Episodes on the Fox Sports Net programming service.  For avoidance of doubt, except as set forth in the preceding sentence FSN shall not have the right to distribute the Episodes or portions thereof online without Producer’s consent.

Producer reserves all rights not granted to FSN herein (e.g., online and wireless distribution) within and outside the Territory.  Notwithstanding the foregoing, in addition to Producer’s restrictions preventing Telecast of the Episodes during the Exclusive Period, Producer agrees that it will not distribute any Episode in its entirety (or substantially in its entirety) in the Territory by any means of distribution including, without limitation, Telecast, online or wireless distribution, at any time prior to seven (7) days after FSN’s initial distribution of such Episode.  The foregoing sentence shall not prevent Producer from distributing portions of such Episodes via means of distribution other than Telecast.

9)                                      The parties shall negotiate for future rights to the Series during the period from March 1, 2009 to May 15, 2009 (the “Negotiation Period”) in accordance with the requirements of the STC.

ACKNOWLEDGED AND AGREED, as of the effective date of this Agreement specified above.

PRODUCER		NATIONAL SPORTS PROGRAMMING
owner and operator of the Fox Sports Net programming service

By:	/s/ Adam Pliska	By:	/s/ George Greenberg

Title:	General Counsel	Title:	EVP Programming & Production

Date:	July 17, 2008	Date:	July 17, 2008